SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                    ------------------------------------

                                  FORM 8-K

                               CURRENT REPORT

   Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

     Date of Report (Date of earliest event reported) December 29, 1997
                            (November 25, 1997)

                         CAI WIRELESS SYSTEMS, INC.

           (Exact name of registrant as specified in its charter)

     Connecticut                    0-22888                 06-1324691
    -------------------        ------------------        ----------------
    (State or other             (Commission File           (IRS Employer
     jurisdiction of                  Number)              Identification
     incorporation)                                        No.)

                 18 Corporate Woods Blvd., Albany, NY 12211
            (Address of principal executive offices) (Zip Code)

     Registrant's telephone number, including area code (518) 462-2632


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       (Former name or former address, if changed since last report)




Item 5 - OTHER EVENTS

        Financing Matters. On November 25, 1997, CAI Wireless Systems, Inc. ("CAI") sold $25 million of its 13% Senior Secured Notes (the "Notes") to an existing investor (the "Investor"). CAI used approximately $17.3 million of the proceeds to repay all amounts outstanding under the credit facility provided to CAI by Foothill Capital Corporation and affiliates of Canyon Capital Management, L.P. (the "F/C Credit Facility"; see the Company's Current Report on Form 8-K dated June 27, 1997 (the "June 8-K") for a description of the F/C Credit Facility). Net proceeds to CAI from the sale of the Notes were approximately $7.3 million, after paying expenses associated with this transaction.

        The Notes are short-term obligations of CAI, maturing on February 20, 1998, and were sold pursuant to the terms of a Note Purchase Agreement between CAI and certain of its wholly-owned subsidiaries and the Investor (the "Agreement"). Interest on the Notes is payable at maturity. In addition to fees and expenses associated with the issuance and sale of the Notes, CAI is required to pay a $250,000 commitment fee to the Investor, which fee is also due at maturity.

        As collateral for the Notes, CAI granted a blanket lien on all of its assets, including the stock of substantially all of its wholly-owned subsidiaries, as well as a pledge of its 51% interest in CS Wireless Systems, Inc., an MMDS operator based in Plano, Texas, and pledges of its interest in TelQuest Satellite Ventures LLC and Wireless Enterprises, L.L.C. The Agreement contains covenants that are usual and customary for transactions of this type, including a series of negative covenants intended to preserve the value of the collateral pledged by CAI for the benefit of the Investor.

        In connection with the early termination of the F/C Credit Facility, the Company will take a third quarter charge of approximately $4.7 million, representing the cost associated with the F/C Credit Facility that the Company was originally amortizing over the 2-year term of the F/C Credit Facility. This is a non-recurring charge.

        CAI is continuing to work with its financial advisors to devise a comprehensive plan for financing to meet the Company's on-going needs, and is in the process of engaging BT Alex. Brown Incorporated as its financial advisor for the next nine months. As of December 23, 1997, the Company had approximately $4.2 million in cash. The Company projects that net cash utilized by operations will be approximately $7.5 million for the 3-month period ending March 31, 1998. As of December 23, 1997, the Company had outstanding payables of approximately $4.0 million, which amount is not included in the $7.5 million necessary to fund the Company through the end of fiscal 1998, and which amount does not include certain disputed amounts.

        CAI has approached various third parties, including the Investor, about the possibility of providing additional funds to the Company, either through the sale of equity or the issuance of debt, including the purchase by the Investor of additional Notes. None of these third parties have made a definitive offer to provide funds to the Company. The Company's ability to raise additional funds through secured loans and the issuance of certain equity is limited by the terms of the Indenture (the "Indenture") governing the Company's 12 1/4% Senior Notes due 2002, the terms of various outstanding securities and/or the terms of the Agreement. The Company continues to implement cost-saving measures while it reviews the alternatives that may be available to it, including without limitation, decreasing analog video operations, selling non-core assets and the implementation of various plans of financial restructuring.

        Strategic Partner Update. The Company continues to attempt to identify one or more strategic partners that would be willing to enter into a business relationship with the Company pursuant to which the Company would provide video, voice and/or data services to such strategic partners' customers in the Company's markets. The Company has focused its recent efforts on two telecommunications companies, both of which are currently performing various reviews of the Company and its spectrum. These entities have viewed CAI's technological capabilities for each of video, voice and data. Business discussions between CAI and these entities have been wide ranging, although no definitive agreement has been reached with either entity.

        Operations. In addition to its analog video business, the Company continues to pursue its business strategy of exploring alternative uses of its MMDS spectrum for a variety of applications, including data and voice transmission such as Internet access and telephony delivery services. The implementation of this strategy has included the application by CAI for permanent authorization from the Federal Communications Commission ("FCC") to offer two-way, fixed wireless communications to customer locations throughout the Boston metropolitan area. This "blanket" authority was granted to CAI on September 9, 1997, and relates to 10 megahertz of MMDS spectrum.

        Additionally, on October 10, 1997, the FCC issued a Notice of Proposed Rulemaking ("NPRM") with respect to two-way, fixed wireless trans-missions for MDS and ITFS licensees. The Company believes that the FCC has acknowledged that two-way use of MMDS spectrum is permitted, and that the focus of the NPRM is on the technical and engineering parameters that must be met in order for MMDS operators to use their spectrum in a coordinated two-way environment. Comments on the NPRM are due at the FCC by January 8, 1998 and reply comments are to be submitted by February 9, 1998.

        The NPRM is consistent with CAI's strategy, and CAI believes that the proposed rules, if adopted, would streamline the process by which CAI could apply for two-way authority for its MMDS spectrum. In management's opinion, CAI's strategy will help meet the current and perceived future competition and, in relation to obtaining a new strategic partner, show the flexibility and increased value of the Company's MMDS spectrum, if such exploration is successful and rules are adopted by the FCC that would result in a more efficient method of obtaining authority to use the spectrum in a two-way mode.

        While the Company awaits the outcome of the FCC's proposed rulemaking, CAI has conducted commercial trials of its one-way Internet access service in its New York, Rochester, NY and Boston markets. This service is currently transmitting data at shared backbone speeds of 27 Mbps downstream and utilizes a telephony return path. As of November 30, 1997, the Company had approximately 200 participants in such trials.

        In connection with the Company's Internet strategy, the Company has engaged a national Internet consulting firm, Maloff Group International ("MGI"), and has appointed MGI's principal, Joel Maloff, as CAI's acting Senior Vice President and General Manager of Internet Services. In anticipation of being able to provide a two-way Internet access service, the Company is currently negotiating reseller/agency agreements with certain third parties, pursuant to which CAI would provide a two-way, wireless Internet access service to such third parties' customers. Definitive agreements with such third parties have not yet been finalized.

        The Company has successfully demonstrated telephony and integrated voice and data capabilities using its Boston digital system and in its New York market. The demonstrations, which have been for testing purposes only, have been operated at transmissions speeds equal to two times the transmission speed of basic rate interface ISDN lines. The Company has no plans to launch a telephony service on its own, and will only pursue this service in conjunction with a strategic partner.

        BANX Update. On November 20, 1997, the Company notified BANX Partnership and its affiliates of the Company's election to exercise the option it has to repurchase all of the term notes and senior preferred stock issued by CAI that is held by BANX Partnership and its affiliates. See Item 5(A) of the June 8-K. The election by CAI preserves CAI's right to purchase the BANX securities for a total purchase price of $40 million in cash and the issuance of $30 million in junior preferred stock on or before February 28, 1998.

        NASDAQ Notification. The Company has been notified by The Nasdaq Stock Market, Inc. ("Nasdaq") that it believes that the Company's common stock no longer qualifies for listing on the Nasdaq National Market because of its present failure to meet the net tangible assets requirement imposed by Nasdaq and that the common stock will be delisted from the National Market system. Nasdaq informed the Company that it could apply for listing on The Nasdaq SmallCap Market. The Company appealed the delisting decision by written submission, which appeal was considered on December 4, 1997. The Company has not yet received a decision from Nasdaq with respect to this appeal. In the event that the Company's appeal is not successful, the Company intends to apply for listing on The Nasdaq SmallCap Market. Two other wireless cable companies, American Telecasting, Inc. and People's Choice TV Corp. have recently transferred the listing of their common stock from The National Market to the Nasdaq SmallCap Market.

        Changes to Corporate Structure. In connection with the F/C Credit Facility, the Company was required to effect certain changes to its corporate structure, which changes resulted in the Company creating a number of wholly-owned direct and indirect subsidiaries, and the transfer of assets held by CAI or other subsidiaries to the newly-created subsidiaries. All of CAI's wholly-owned direct and indirect subsidiaries are Restricted Subsidiaries under the Indenture and are set forth on
Exhibit 21 attached hereto.


         Forward Looking Statements and Projections; Going Concern

        The statements contained in this Form 8-K relating to the Company's operating results, and plans and objectives of management for future operations, including plans or objectives relating to the Company's pursuit of one or more strategic partners and its products and services, constitute forward looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Actual results of the Company may differ materially from those in the forward looking statements and may be affected by a number of factors including the availability of additional funds either from the Investor or any other third party on terms and conditions that are satisfactory to the Company, receipt of regulatory approvals, including approvals relating to fixed, two-way use of the MMDS spectrum, the availability of new strategic and other partners and their willingness to enter into arrangements with the Company and the terms of such arrangements, including arrangements relating to the use of the MMDS spectrum, including potential use as a telephony delivery platform, and investment arrangements, subscriber and two-way equipment availability, tower space availability, absence of interference and the ability of the Company to sell excess equipment, as well as other factors contained herein and in the Company's securities filings. There can be no assurance that (i) the Investor or any third party will purchase additional Notes, and that if they do purchase additional Notes, that such Notes will be in an amount necessary to allow CAI to meet its cash needs for the foreseeable future,
(ii) that the Company will be able to implement its business strategy or that CAI will apply for and receive authorization for additional spectrum in Boston or any other market, (iii) that final rules regarding two-way use of the MMDS spectrum will be adopted, and if adopted, will be favorable to the Company, (iv) that any third parties will utilize the Company's Internet access product for their subscribers, or (v) that a definitive agreement with one or more potential strategic partners can be reached, and if reached, that the definitive agreement will be on terms and conditions favorable to the Company. The Company will not undertake to disclose the progress of any discussions with potential strategic partners or any other third parties until such time as one or more definitive agreements have been reached or the Company determines that such agreements are not probable, at which time appropriate public disclosure will be made by the Company.

        The Company does not, as a matter of course, publish its business plans and strategies or make projections of its anticipated financial positions or result of operations ("Projections"). Accordingly, CAI does not intend to, and disclaims any obligation to update or otherwise revise the Projections to reflect the occurrence of unanticipated events, except as required by applicable law. There can be no assurances that the Projections will be attained. The Projections and actual results will vary, and those variations may be material. The inclusion of the Projections herein should not be viewed as a promise or representation by the Company or any other person that the Projections will be achieved.

        CAI's recurring losses, restrictions on its ability to obtain additional financing and substantial commitments raise doubt about the continuation of CAI as a going concern. The Company continues to implement cost-saving measures while it reviews the alternatives that may be available to it, including without limitation, decreasing analog video operations, selling non-core assets and the implementation of various plans of financial restructuring. The Company's ability to raise additional funds through secured loans and the issuance of capital stock, is limited by the terms of the Indenture governing the Company's 12 1/4% Senior Notes due 2002, the terms of various outstanding securities and/or the terms of the Agreement.


Item 7 - FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

         C.    Exhibits

         EXHIBIT NO.       EXHIBIT DESCRIPTION                 LOCATION

               21         Subsidiaries of the Registrant          Page 7



                                 SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


    SIGNATURE                           TITLE                             DATE


/s/ Jared E. Abbruzzese
_________________________    Chairman, Chief Executive Officer,    December 29, 1997
  Jared E. Abbruzzese        and Director (Principal Executive
                             Officer)


/s/ James P. Ashman
_________________________    Executive Vice President, Chief       December 29, 1997
  James P. Ashman            Financial Officer and Director
                             (Principal Financial Officer)


